Exhibit 99.1

DOUGLAS DYNAMICS REPORTS FOURTH QUARTER

AND FULL YEAR 2023 RESULTS

Full Year 2023 Highlights:

●	Work Truck Solutions produced significantly improved 2023 results
●	Work Truck Attachments performance hindered by unprecedented weather trends
●	Implementation of 2024 Cost Savings Program on track to deliver $8 – 10 million in annualized savings
●	Delivered Net Sales of $568.2 million, Net Income of $23.7 million, and Diluted Earnings per Share of $0.98
●	Announced 1Q24 quarterly dividend of $0.295 per share
●	Outlined 2024 full year outlook

February 26, 2024 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the fourth quarter and full year ended December 31, 2023.

“The improved performance of our Solutions segment was clearly the highlight of 2023,” commented Bob McCormick, President and CEO. “I want to commend the Solutions team for their dedication and ingenuity and am pleased the 2024 outlook remains positive, with more opportunities to grow and improve ahead of us.”

“The weather was not in our favor in 2023, which is shown in the Attachments segment results this year. The unprecedented lack of snowfall means our operational discipline has been put to full use and we took the proactive steps to implement significant budget cuts and other cost saving measures throughout 2023, to minimize the impact on our bottom line. At the start of 2024, we made tough decisions to align our structure to the current demand environment. We look forward to improved weather conditions and driving volumes as demand returns.”

Consolidated Results

$ in millions (except Margins & EPS)	Q4 2023	Q4 2022	FY 2023	FY 2022
Net Sales	$134.3	$159.8	$568.2	$616.1
Gross Profit Margin	22.0%	23.7%	23.6%	24.6%

Income from Operations	$12.6	$16.7	$44.9	$58.8
Net Income	$7.1	$11.5	$23.7	$38.6
Diluted EPS	$0.29	$0.49	$0.98	$1.63

Adjusted EBITDA	$14.9	$22.9	$68.1	$86.8
Adjusted EBITDA Margin	11.1%	14.3%	12.0%	14.1%
Adjusted Net Income	$4.5	$12.3	$24.4	$43.5
Adjusted Diluted EPS	$0.19	$0.52	$1.01	$1.84

●

Fourth quarter and Full Year 2023 results were lower compared to the previous year, primarily due to the significant impact of lack of snowfall in core markets on Work Truck Attachments results, which was partially offset by both top and bottom-line improvements at Work Truck Solutions.

●	Full year gross margins remained relatively stable, based on price realization and cost control measures implemented throughout the year, plus improvements at Solutions.
●

Full year Net Income decreased to $23.7 million in 2023 when compared to full year Net Income of $38.6 million in 2022 due to a lack of snowfall in core markets in both the first and fourth quarters of the year, partially offset by the factors described above favorably impacting gross margin.

●	Full year selling, general and administrative expenses decreased 4.1% to $78.8 million for 2023 compared to $82.2 million for the prior year.
●

Interest expense was $15.7 million for 2023 compared to $11.3 million in 2022, which was primarily due to higher borrowings on the revolving line of credit and higher variable interest rates compared to last year.

●

The effective tax rate for 2023 was 18.9% compared to 18.5% for 2022. The rate for 2023 was impacted by a tax benefit related to the purchase of investment tax credits. The rate for 2022 was lower than historical averages due to higher tax credits and state income tax rate changes.

●	Total backlog at the start of 2024 was approximately $296 million and remains significantly elevated compared to historical averages.

Work Truck Attachments

$ in millions (except Adjusted EBITDA Margin)	Q4 2023	Q4 2022	FY 2023	FY 2022
Net Sales	$55.4	$97.9	$291.7	$382.3
Adjusted EBITDA	$6.2	$18.6	$50.6	$78.2
Adjusted EBITDA Margin	11.1%	19.0%	17.3%	20.5%

●

The Attachments segment experienced record low snowfall on the east coast during the 2022-23 snow season, and the trend continued as the fourth quarter 2023 snowfall totals were nearly 70% below the ten-year average.

●	This resulted in the lowest fourth quarter order activity on record and confirmed the equipment replacement cycle has lengthened.
●	For example, until January 2024, there was a record 700 plus day gap between measurable snowfalls in important east coast markets.

“As we noted last month, the lack of snowfall was the reason our 2023 results came in well below our expectations. Due to the unprecedented nature of the weather patterns we’ve experienced, it will likely take us more than one snow season to return to an average demand environment. Based on the actions we have taken to control our costs, we believe we are well positioned to manage through this environment.”

Work Truck Solutions

$ in millions (except Adjusted EBITDA Margin)	Q4 2023	Q4 2022	FY 2023	FY 2022
Net Sales	$78.9	$61.9	$276.5	$233.8
Adjusted EBITDA	$8.8	$4.3	$17.6	$8.6
Adjusted EBITDA Margin	11.1%	6.9%	6.4%	3.7%

●	The Solutions segment completed a strong finish to 2023 driven by higher volumes and price realization, plus improved production efficiencies.
●	Fourth quarter 2023 Net Sales increased 28%, and Adjusted EBITDA increased approximately 100% compared to the previous year, which produced double digit EBITDA margins.
●

On a full year basis, the segment delivered Net Sales growth of 18% and adjusted EBITDA growth of approximately 100% when compared to 2022 results, which is a testament to the progress made on margin improvement and baseline profit initiatives.

McCormick noted, “The Solutions team showed significant improvement in 2023 and delivered on its goal of mid-single digit EBITDA margins. Our recent performance bodes well for the coming year, especially as overall demand remains positive, and we still have a strong backlog to work through. We believe the 2023 UAW strike did not have a material impact on our fourth quarter results, but we expect to see some impact in the first quarter of 2024, which has been taken into account with our guidance.”

2024 Cost Savings Program

●

The previously announced 2024 Cost Savings Program is expected to yield annual pre-tax savings of $8 million to $10 million, with approximately 75% of the anticipated annualized savings expected to be realized in 2024.

●

The program focuses on both the Work Truck Attachments segment and corporate functions, primarily in the form of headcount reductions, and is expected to lead to approximately $2 million in pre-tax restructuring charges, incurred primarily in the first quarter of 2024.

Capital Allocation & Liquidity

Sarah Lauber, Executive Vice President and CFO, explained, “While the dividend remains our top capital allocation priority, based on 2023 results, management and the Board have decided it is prudent to maintain the current dividend at $0.295 for the time being, with the aim of increasing the dividend when conditions allow.”

●

A quarterly cash dividend of $0.295 per share of the Company's common stock was declared on December 6, 2023, and paid on December 29, 2023, to stockholders of record as of the close of business on December 19, 2023.

●

The Board of Directors also approved and declared a quarterly cash dividend of $0.295 per share for the first quarter of 2024. The declared dividend will be paid on March 29, 2024, to stockholders of record as of the close of business on March 18, 2024.

●

Net Cash Provided by Operating Activities for 2023 decreased to $12.5 million from $40.0 million in 2022 and Free Cash Flow for 2023 decreased to $1.9 million from $28.0 million in 2022. Both are a result of the earnings impact from the lower volumes in Work Truck Attachments.

●	As of December 31, 2023, liquidity comprised of approximately $24.2 million in cash and cash equivalents and borrowing availability of approximately $102.5 million under the revolving credit facility.

Amended Credit Facility

●

As previously reported, the Company amended its credit facility, on January 29, 2024, to provide greater financial flexibility by increasing the leverage ratio covenant from 3.5X to 4.25X at December 31, 2023, and 4.0X at March 31, 2024 and June 30, 2024, returning to 3.5X at September 30, 2024.

●	The Company’s leverage ratio at December 31, 2023 was slightly below 3.5X.

2024 Outlook

The projected earnings growth in 2024 includes continued baseline profit improvements, the 2024 Cost Savings Program, and projected higher volumes in Attachments.

Ms. Lauber stated, “Following the dismal snowfall totals seen during calendar year 2023, and subsequent lengthened equipment replacement cycle, under this scenario we are assuming approximately half of the weather driven volume decline experienced in 2023 will be recovered in 2024, assuming we see a return to average snowfall.”

“Solutions enters 2024 seeing the best conditions since the pandemic, with continued positive demand and backlog trends combined with improved operating performance. With chassis supply expected to remain steady in 2024, the need to replace aging trucks and equipment indicates continued opportunities in the years ahead.”

2024 outlook:

●	Net Sales are expected to be between $600 million and $660 million.
●	Adjusted EBITDA is predicted to range from $70 million to $100 million.
●	Adjusted Earnings Per Share are expected to be in the range of $1.20 per share to $2.10 per share.
●

Adjusted Earnings Per Share are expected to grow between 50% and 100% compared to 2023 results, with further improvement as a multi-year return to average demand takes place in Attachments, and a continued focus on baseline profit improvements and margin expansion.

●	The effective tax rate is expected to be approximately 24% to 25%.

The long-term financial targets for both segments remain intact:

●	Work Truck Attachments:
○	Sales growth – low to mid-single digit percentages
○	Adjusted EBITDA margin – mid to high 20%’s

●	Work Truck Solutions:
○	Sales growth – mid to high-single digit percentages
○	Adjusted EBITDA margin– double digit to low teens

Ms. Lauber explained, “For Attachments, we believe the 2024 Cost Savings Program will drive Adjusted EBITDA margin back close to 20%, leaving us well positioned to push for mid to high 20s margins as a multi-year return to average demand takes place. For Solutions, we expect to deliver mid to high single digit sales growth in 2024, with continued improvement towards low double digit EBITDA margins. We also forecast that baseline profit improvement and greater price realization will continue throughout 2024.”

The 2024 outlook and long-term financial targets assume the following:

●	Relatively stable economic conditions
●	Stable to slightly improving supply of chassis and components
●	Core markets will experience below average or better snowfall in the first quarter of 2024, and average snowfall in the fourth quarter of 2024

With respect to the Company’s preliminary 2024 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Earnings Conference Call Information

The Company will host a conference call on Tuesday, February 27, 2024, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (833) 634-5024 domestically, or (412) 902-4205 internationally. The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies. Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found at the end of this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, and incremental costs incurred in 2022 related to the COVID-19 pandemic. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, certain charges related to unrelated legal fees and consulting fees, incremental costs incurred in 2022 related to the COVID-19 pandemic, and adjustments on derivatives not classified as hedges, net of their income tax impact. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, expected annualized savings to be achieved by the 2024 Cost Savings Program, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, labor strikes, global political instability, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2023	2022
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$24,156	$20,670
Accounts receivable, net	83,760	86,765
Inventories	140,390	136,501
Inventories - truck chassis floor plan	2,217	1,211
Refundable income taxes paid	4,817	-
Prepaid and other current assets	6,898	7,774
Total current assets	262,238	252,921

Property, plant, and equipment, net	67,340	68,660
Goodwill	113,134	113,134
Other intangible assets, net	121,070	131,589
Operating lease - right of use asset	18,008	17,432
Non-qualified benefit plan assets	9,195	8,874
Other long-term assets	2,433	4,281
Total assets	$593,418	$596,891

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$31,374	$49,252
Accrued expenses and other current liabilities	25,817	30,484
Floor plan obligations	2,217	1,211
Operating lease liability - current	5,347	4,862
Income taxes payable	-	3,485
Short term borrowings	47,000	-
Current portion of long-term debt	6,762	11,137
Total current liabilities	118,517	100,431

Retirement benefits and deferred compensation	13,922	14,650
Deferred income taxes	27,903	29,837
Long-term debt, less current portion	181,491	195,299
Operating lease liability - noncurrent	13,887	14,025
Other long-term liabilities	6,133	5,547

Total stockholders' equity	231,565	237,102
Total liabilities and stockholders' equity	$593,418	$596,891

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
	(unaudited)		(unaudited)

Net sales	$134,245	$159,806	$568,178	$616,068
Cost of sales	104,742	121,916	433,908	464,612
Gross profit	29,503	37,890	134,270	151,456

Selling, general, and administrative expense	14,229	18,605	78,841	82,183
Intangibles amortization	2,630	2,630	10,520	10,520

Income from operations	12,644	16,655	44,909	58,753

Interest expense, net	(4,468)	(3,401)	(15,675)	(11,253)
Other income (expense), net	19	(233)	-	(139)
Income before taxes	8,195	13,021	29,234	47,361

Income tax expense	1,118	1,509	5,511	8,752

Net income	$7,077	$11,512	$23,723	$38,609

Weighted average number of common shares outstanding:
Basic	22,983,965	22,886,793	22,962,591	22,915,543
Diluted	22,983,965	22,886,793	22,962,591	22,916,824

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.30	$0.49	$1.01	$1.65
Earnings per common share assuming dilution attributable to common shareholders	$0.29	$0.49	$0.98	$1.63
Cash dividends declared and paid per share	$0.30	$0.29	$1.18	$1.16

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Month Period Ended
	December 31, 2023	December 31, 2022
	(unaudited)

Operating activities
Net income	$23,723	$38,609
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,662	20,938
Loss (gain) on disposal of fixed assets	(56)	111
Amortization of deferred financing costs and debt discount	588	491
Stock-based compensation	953	6,730
Adjustments on derivatives not designated as hedges	(688)	(688)
Provision (credit) for losses on accounts receivable	320	(1,476)
Deferred income taxes	7,561	(3,268)
Non-cash lease expense	5,097	1,030
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	2,684	(14,253)
Inventories	(3,888)	(32,483)
Prepaid assets, refundable income taxes paid and other assets	(14,010)	3,422
Accounts payable	(17,123)	21,522
Accrued expenses and other current liabilities	(8,154)	1,321
Benefit obligations and other long-term liabilities	(6,200)	(1,976)
Net cash provided by operating activities	12,469	40,030

Investing activities
Capital expenditures	(10,521)	(12,047)
Net cash used in investing activities	(10,521)	(12,047)

Financing activities
Repurchase of common stock	--	(6,001)
Proceeds from life insurance policy loans	750	--
Payments of financing costs	(334)	--
Dividends paid	(27,441)	(27,026)
Net revolver borrowings	47,000	--
Repayment of long-term debt	(18,437)	(11,250)
Net cash provided by (used in) financing activities	1,538	(44,277)
Change in cash and cash equivalents	3,486	(16,294)
Cash and cash equivalents at beginning of year	20,670	36,964
Cash and cash equivalents at end of year	$24,156	$20,670

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$7,875	$4,725

Douglas Dynamics, Inc.
Segment Disclosures (unaudited)
(In thousands)

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022

Work Truck Attachments
Net Sales	$55,377	$97,921	$291,723	$382,296
Adjusted EBITDA	$6,170	$18,649	$50,563	$78,211
Adjusted EBITDA Margin	11.1%	19.0%	17.3%	20.5%

Work Truck Solutions
Net Sales	$78,868	$61,885	$276,455	$233,772
Adjusted EBITDA	$8,752	$4,262	$17,559	$8,569
Adjusted EBITDA Margin	11.1%	6.9%	6.4%	3.7%

Douglas Dynamics, Inc.
Free Cash Flow reconciliation (unaudited)
(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2023	2022	2023	2022

Net cash provided by operating activities	$76,617	$114,516	$12,469	$40,030
Acquisition of property and equipment	(2,798)	(3,123)	(10,521)	(12,047)
Free cash flow	$73,819	$111,393	$1,948	$27,983

Douglas Dynamics, Inc.
Net Income to Adjusted EBITDA reconciliation (unaudited)
(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2023	2022	2023	2022

Net income	$7,077	$11,512	$23,723	$38,609

Interest expense - net	4,468	3,401	15,675	11,253
Income tax expense	1,118	1,509	5,511	8,752
Depreciation expense	2,852	2,682	11,142	10,418
Intangibles amortization	2,630	2,630	10,520	10,520
EBITDA	18,145	21,734	66,571	79,552

Stock-based compensation	(3,283)	1,167	953	6,730
Other charges (1)	60	10	598	498
Adjusted EBITDA	$14,922	$22,911	$68,122	$86,780

(1) Reflects unrelated legal, severance, restructuring, and consulting fees, and, in 2022, incremental costs incurred related to the COVID-19 pandemic for the periods presented.

Douglas Dynamics, Inc.
Reconciliation of Net Income to Adjusted Net Income (unaudited)
(In thousands, except share and per share data)

	Three month period ended December 31,		Twelve month period ended December 31,
	2023	2022	2023	2022

Net income	$7,077	$11,512	$23,723	$38,609
Adjustments:
Stock based compensation	(3,283)	1,167	953	6,730
Adjustments on derivative not classified as hedge (1)	(172)	(172)	(688)	(688)
Other charges (2)	60	10	598	498
Tax effect on adjustments	849	(251)	(216)	(1,635)
Adjusted net income	$4,531	$12,266	$24,370	$43,514

Weighted average basic common shares outstanding	22,983,965	22,886,793	22,962,591	22,915,543
Weighted average common shares outstanding assuming dilution	22,983,965	22,886,793	22,962,591	22,916,824

Adjusted earnings per common share - dilutive	$0.19	$0.52	$1.01	$1.84

GAAP diluted earnings (loss) per share	$0.29	$0.49	$0.98	$1.63
Adjustments net of income taxes:

Stock based compensation	(0.09)	0.04	0.03	0.21
Adjustments on derivative not classified as hedge (1)	(0.01)	(0.01)	(0.02)	(0.02)
Other charges (2)	-	-	0.02	0.02

Adjusted diluted earnings per share	$0.19	$0.52	$1.01	$1.84

(1) Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.
(2) Reflects unrelated legal, severance, restructuring, and consulting fees, and, in 2022, incremental costs incurred related to the COVID-19 pandemic for the periods presented.